EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
WEDNESDAY APRIL 29, 2009
Quarterly Overview
•	Net sales increased by 6.6% or 8.4% excluding the impact of the pistachio recall over net sales for the third quarter of fiscal 2008

•	Unit volume sold increased by 9.2% over unit volume sold for the third quarter of fiscal 2008

•	Loss before income taxes was $2.8 million or $0.4 million excluding the impact of the pistachio recall
Elgin, IL, April 30, 2009 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
(hereinafter the “Company”) today announced operating results for its fiscal 2009 third quarter. The net loss for the current quarter was $2.5 million, or $0.23 per share diluted, compared to a net loss of approximately $8.8 million, or $0.82 per share diluted, for the third quarter of fiscal 2008. The net income through the first three quarters of fiscal 2009 was $3.0 million, or $0.28 per share diluted, compared to a net loss of $8.6 million, or $0.81 per share diluted, for the first three quarters of fiscal 2008.
On March 30, 2009 and April 6, 2009, the Company received notices from its primary supplier of roasted inshell pistachios, Setton Pistachio of Terra Bella, Inc. (Setton), that it was voluntarily recalling two grades of roasted inshell pistachios that it had shipped to the Company and its other customers since September 1, 2008. Shortly after receiving these recall notices, the Company announced that it was voluntarily recalling all products that it had shipped to customers during that period that contained the roasted inshell pistachios that were recalled by Setton. Additionally, on April 8, 2009, the Company recalled products containing raw shelled pistachios that it received from Setton in response to the expansion of the pistachio recall issued by Setton. As a result of the pistachio recall, the Company recorded a charge totaling $3.5 million in its financial statements for the third quarter and corresponding year to date period of fiscal 2009. The total charge for the recall
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was recorded for: (i) sales credits that will ultimately be issued to affected customers; (ii) retrieval and disposal costs related to affected customer inventories; (iii) reimbursement of the lost profits of affected customers; and (iv) the write-off of the Company’s affected inventories. The total of the charge for the foregoing items, other than the $0.3 million charge for the write-off of the Company’s affected inventories, is based upon an estimate of these costs that range between $3.2 million and $4.4 million. Since no amount in this range is a better estimate than any other amount in this range, in accordance with generally accepted accounting principles (GAAP), the minimum amount was recorded. The range does not include other aspects and consequences of the recall, including the financial impact of future claims that may arise as a result of consumers ingesting the products that were recalled because a reasonable estimate of the costs of potential future claims cannot be determined at this time. The recording of the charge for the pistachio recall resulted in a reduction in incentive compensation expense of approximately $1.1 million for both the current quarter and year to date period. Consequently, the net impact of the pistachio recall for the current quarter and year to date period was approximately $2.4 million on a pre-tax basis. Amounts set forth in this press release are as reported pursuant to GAAP unless they are accompanied by a reference to the impact of the pistachio recall.
The loss before income taxes was $2.8 million for the current quarter, and the income before income taxes for the current year to date period was $3.4 million. However, before considering the impact of the pistachio recall and the corresponding reduction in incentive compensation expense, the loss before income taxes for the current quarter would have been $0.4 million, and the income before income taxes for the current year to date period would have been $5.7 million. For comparative purposes, it should be noted that the loss before income taxes for the third quarter and the corresponding year to date period of fiscal 2008 included debt extinguishment costs of $6.7 million.
Net sales increased by 6.6% to $113.8 million for the third quarter of fiscal 2009 from $106.7 million for the third quarter of fiscal 2008. Sales volume for the current quarter, measured as pounds shipped to customers, increased by 9.2% over pounds shipped in the third quarter of fiscal 2008. The increase in unit volume in the quarterly comparison was driven primarily by a considerable increase in sales volume in the consumer channel from expanding private label sales with new and existing customers. Net sales increased in the consumer, contract packaging and export distribution channels and decreased in the foodservice and industrial distribution channels. The reduction in net sales in the current quarter resulting from the pistachio recall was $1.9 million of which $1.0 million occurred in the consumer channel, $0.8 million occurred in the contract packaging channel and $0.1 million occurred in the foodservice channel. Before considering the impact of the pistachio recall, net sales would have increased by 8.4% in the quarterly comparison.
For the first three quarters of fiscal 2009, net sales increased by 2.4% to $426.4 million from $416.5 million for the first three quarters of fiscal 2008. Total unit volume sold fell by 5.3% in the year to date comparison. The decrease in unit volume sold in the year to date comparison is due primarily to declines in pounds shipped in the industrial and export distribution channels from lower sales of peanuts and walnuts, respectively. Net sales increased in the consumer and contract packaging distribution channels and decreased in the industrial, export and foodservice distribution channels in
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the year to date comparison. As was the case in the current quarter, the reduction in net sales in the current quarter resulting from the pistachio recall was $1.9 million of which $1.0 million occurred in the consumer channel, $0.8 million occurred in the contract packaging channel and $0.1 million occurred in the foodservice channel.
The gross profit margin, as a percentage of net sales, decreased from 12.0% for the third quarter of fiscal 2008 to 11.6% for the current quarter. The current quarter’s gross profit was negatively impacted by the pistachio recall in the amount of $2.2 million for the reduction in net sales and the write-off of the Company’s affected inventories and was favorably impacted by a corresponding reduction in incentive compensation expense of $0.2 million. Before considering the impact of the pistachio recall on gross profit and the corresponding reduction in incentive compensation expense, the gross profit margin would have been 13.2% of net sales for the third quarter of fiscal 2009. The improvement in the gross profit margin in the quarterly comparison, before considering the impact of the pistachio recall, came mainly from increased absorption of fixed costs from increased production volume.
The current year to date gross profit margin, as a percentage of net sales, increased from 11.5% for the first three quarters of fiscal 2008 to 12.2%. Before considering the impact of the pistachio recall and the corresponding reduction in incentive compensation expense, the gross profit margin would have been 12.6% of net sales for the first three quarters of fiscal 2009. The improvement in the gross margin in the year to date comparison, before considering the impact from the pistachio recall, came mainly from lower equipment moving expenses and improved manufacturing efficiencies.
Total operating expenses for the current quarter increased to 12.2% of net sales from 11.9% of net sales for the third quarter of fiscal 2008. Total operating expenses for the current year to date period declined to 9.8% of net sales from 10.1% of net sales for the same year to date period in fiscal 2008. Total operating expenses for both the current quarter and current year to date period included a charge related to the pistachio recall of $1.3 million and a corresponding reduction in incentive compensation expense of $0.9 million. Before considering the reduction to net sales, the charge and the corresponding reduction in incentive compensation expense as a result of the pistachio recall, the Company’s total operating expenses, as a percentage of net sales, would have been 11.7% for the current quarter and 9.6% for the current year to date period. Before considering the impact of the pistachio recall, the decline in total operating expenses in the quarterly comparison occurred because of lower shipping costs, and the decline in the year to date comparison occurred because of lower shipping costs and the absence of restructuring costs.
Interest expense for the third quarter of fiscal 2009 decreased to $1.8 million from $2.7 million for the third quarter of fiscal 2008. Interest expense for the current year to date period was $6.0 million compared to $8.0 million for the first three quarters of fiscal 2008. The decrease in interest expense for the quarterly and year to date comparisons mainly resulted from lower short-term and long-term interest rates and lower total debt levels.
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The value of total inventories on hand at the end of the current third quarter declined by $16.0 million or 11.3% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2008. Pounds of raw nut input stocks decreased by approximately 2.7 million pounds or 3.9% when compared to the quantity of raw nut input stocks on hand at the end of the third quarter of fiscal 2008. The weighted average cost per pound of raw nut input stocks decreased by 8.1% in the quarterly comparison primarily because of lower walnut acquisition costs.
“As we stated earlier in this release, before considering the impact of the pistachio recall, our loss before income taxes would have been $0.4 million. We consider this loss to be more in line with what we would characterize as normal operating results for a third quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “The improvement in operating results, excluding the impact of the pistachio recall, was due in large part to increased sales volume, improved manufacturing efficiencies, improved inventory management and effective control of selling and administrative spending as sales volume increased,” Mr. Sanfilippo noted. “These areas of improvement represent just some of the positive results that we have garnered from the improvement initiatives that we implemented at the beginning of fiscal 2009,” Mr. Sanfilippo stated. “Our business is growing, especially in the consumer and contract packaging channels. This growth did not come by accident, but rather, it came from a commitment to invest in capacity and capabilities that differentiate us from the rest of the industry. We will continue to leverage this competitive advantage to help further grow our business,” Mr. Sanfilippo stated. “In respect to the pistachio recall, though our food safety systems are rigorous, we recognize that the risks of product recalls in our industry have increased recently. Consequently, we are committed to enhancing our existing process of continuous improvement in this most critical area, which includes measures to enhance the safety of the materials that we receive from our suppliers,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) risks and uncertainties regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest shareholder possessing a majority of aggregate voting power of the Company,
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which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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This release contains non-GAAP financial measures of the Company’s performance (“non-GAAP measures”) for the current quarter and year to date period. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. The Company’s non-GAAP financial measures do not reflect a comprehensive system of accounting and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. The Company urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures and its financial statements that are set forth below to evaluate its business. The Company believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that the Company excludes when monitoring operating results for the current quarter and year to date period. In particular, the non-GAAP financial measures exclude charges relating to the pistachio recall, which is apart from and not indicative of the results of the operations of the Company’s business.
Reconciliation of GAAP to non-GAAP Financial Information:

	For the Quarter Ended			For the Thirty-nine Weeks Ended
	March 26, 2009			March 26, 2009
	GAAP	Effect of	Non-GAAP	GAAP	Effect of	Non-GAAP
	Amount	Recall	Amount	Amount	Recall	Amount

Net sales	$113,789	$1,865	$115,654	$426,368	$1,865	$428,233

Cost of sales	100,578	(137)	100,441	374,427	(137)	374,290

Gross profit	13,211	2,002	15,213	51,941	2,002	53,943

Selling expenses	7,694	310	8,004	26,056	310	26,366
Administrative expenses	6,175	(695)	5,480	15,894	(695)	15,199
Restructuring expenses	—	—	—	(332)	—	(332)

Total operating expenses	13,869	(385)	13,484	41,618	(385)	41,233

(Loss) income from operations	(658)	2,387	1,729	10,323	2,387	12,710

Other (expense):
Interest expense	(1,777)	—	(1,777)	(6,019)	—	(6,019)
Rental and miscellaneous income (expense), net	(340)	—	(340)	(945)	—	(945)

	(2,117)	—	(2,117)	(6,964)	—	(6,964)

(Loss) income before income taxes	$(2,775)	$2,387	$(388)	$3,359	$2,387	$5,746

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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

			For the Thirty-nine
	For the Quarter Ended		Weeks Ended
	(Unaudited)		(Unaudited)

	March 26,	March 27,	March 26,	March 27,
	2009	2008	2009	2008

Net sales	$113,789	$106,716	$426,368	$416,514
Cost of sales	100,578	93,878	374,427	368,539

Gross profit	13,211	12,838	51,941	47,975

Selling expenses	7,694	7,835	26,056	26,332
Administrative expenses	6,175	4,511	15,894	14,177
Restructuring expenses	—	362	(332)	1,765

Total operating expenses	13,869	12,708	41,618	42,274

(Loss) income from operations	(658)	130	10,323	5,701

Other (expense):
Interest expense	(1,777)	(2,662)	(6,019)	(8,039)
Debt extinguishment costs	—	(6,737)	—	(6,737)
Rental and miscellaneous expense, net	(340)	(89)	(945)	(37)

	(2,117)	(9,488)	(6,964)	(14,813)

(Loss) income before income taxes	(2,775)	(9,358)	3,359	(9,112)
Income tax (benefit) expense	(286)	(608)	393	(490)

Net (loss) income	($2,489)	($8,750)	$2,966	($8,622)

Basic and diluted (loss) earnings per share	($0.23)	($0.82)	$0.28	($0.81)

Weighted average shares outstanding
— basic	10,618,587	10,614,125	10,617,612	10,608,988

— diluted	10,618,587	10,614,125	10,636,671	10,608,988

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 26,	June 26,	March 27,
	2009	2008	2008

ASSETS

CURRENT ASSETS:
Cash	$1,091	$716	$1,988
Restricted cash	—	—	7,954
Accounts receivable, net	36,548	34,424	34,680
Inventories	125,702	127,032	141,661
Income taxes receivable	—	222	290
Deferred income taxes	2,990	2,595	1,499
Prepaid expenses and other current assets	2,287	1,592	1,432
Asset held for sale	—	5,569	5,569

	168,618	172,150	195,073

PROPERTIES, NET	167,821	169,204	172,214
OTHER ASSETS	8,992	9,430	9,747

	$345,431	$350,784	$377,034

	March 26,	June 26,	March 27,
	2009	2008	2008

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$56,603	$67,948	$87,038
Current maturities of long-term debt	11,797	12,251	11,872
Accounts payable	24,957	25,355	26,089
Income taxes payable	351	—	—
Book overdraft	4,525	4,298	10,994
Accrued expenses	23,170	19,435	22,115

	121,403	129,287	158,108

LONG-TERM LIABILITIES:
Long-term debt	50,184	52,356	53,481
Retirement plan	8,211	8,174	8,914
Deferred income taxes	2,990	2,595	1,499
Other	1,382	—	—

	62,767	63,125	63,894

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	101,017	100,810	100,705
Retained earnings	64,226	61,853	59,189
Accumulated other comprehensive loss	(2,885)	(3,194)	(3,765)
Treasury stock	(1,204)	(1,204)	(1,204)

	161,261	158,372	155,032

	$345,431	$350,784	$377,034

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